Exhibit 99.1
AFC Enterprises Releases Mid-Quarter Business Update for Third Quarter 2005
Company also updates impact of Hurricane Katrina
ATLANTA, Sept. 20 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, released operating performance results for its Popeyes business for fiscal period 8, which began July 11, 2005 and ended August 7, 2005, and fiscal period 9, which began August 8, 2005 and ended September 4, 2005. The Company’s third fiscal quarter will end on October 2, 2005.
Period 8 and Period 9 Operating Performance Results for Popeyes
Domestic System-wide Same-Store Sales Growth
Popeyes reported domestic same-store sales growth was up 0.9 percent in period 8 and up 1.1 percent in period 9 of 2005, compared to up 1.2 percent and up 2.0 percent for period 8 and period 9 of 2004. These results represented positive same-store sales growth for the fifteenth and sixteenth consecutive periods. The softening of same-store sales growth was attributable to the impact of Hurricane Katrina and the reduction in disposable income of customers due to rapidly increasing gasoline prices during these periods. With these continuing pressures, Popeyes anticipates full-year domestic same-store sales growth for 2005 to be at the lower end of the range of its previous projections of up 2.0-3.0 percent.
Popeyes domestic system-wide average check was up 3.1 percent for period 8 and up 4.3 percent for period 9. Domestic system-wide transactions for period 8 and period 9 were down 2.1 percent and down 3.1 percent, respectively.

	Domestic Same-Store Sales Growth
	Period 8	Period 8	Period 9	Period 9
	Ended	Ended	Ended	Ended
	8/8/04	8/7/05	9/5/04	9/4/05
Company	0.7%	3.7%	3.1%	(1.9%)
Franchised	1.2%	0.8%	2.0%	1.2%
Total Domestic	1.2%	0.9%	2.0%	1.1%
New Unit Growth
The Popeyes system opened 17 restaurants during period 8 and period 9 of 2005, compared to 20 total system-wide openings during the same periods in 2004. These openings included 8 units domestically and 9 units internationally which further penetrated Popeyes’ existing markets. On a system-wide basis, Popeyes had 1,831 units at the end of period 9 of 2005. Total unit count was comprised of 1,489 domestic units and 342 units in Puerto Rico, Guam and 25 foreign countries. This total unit count represented 1,773 franchised and 58 company owned restaurants. Included in the September 4, 2005 unit counts were 74 restaurants affected by Hurricane Katrina, as described below.
Hurricane Katrina Impact
AFC previously reported that as of August 31, 2005, the Company estimated that 95-100 restaurants were closed due to storm damage, loss of electricity and flooding from Hurricane Katrina. The closed restaurants were primarily located along the gulf coast of Alabama, Mississippi, and in the New Orleans area. As of September 4, 2005, the end of period 9, the Company had approximately 74 units closed which included 36 company-operated restaurants and 38 franchised restaurants. Hurricane Katrina’s impact on period 9 operations resulted in approximately 700-750 lost operating days for the Popeyes system. Working with suppliers, distributors, vendors and franchisees, the Company was able to meet the supply demands of Popeyes restaurants that remained open or re-opened during the aftermath of Hurricane Katrina, as well as the rest of the Popeyes system.
As of today, 43 restaurants remain closed, which includes 34 company- operated restaurants in the New Orleans area and 9 franchised restaurants in New Orleans and along the Gulf Coast of Mississippi. To date, the Company has re-opened 2 company-operated restaurants and expects 3-4 additional company- operated restaurants and approximately 4-5 additional franchised restaurants to re-open by the end of the Company’s fiscal third quarter on October 2, 2005, subject to available staffing resources and local governmental approval. The Company estimates that an additional 5 company-operated restaurants will be re-opened by the end of 2005, also subject to available staffing resources and local governmental approval. The Company estimates that an additional 8-10 company-operated restaurants and approximately 4-5 franchised restaurants will be reopened in 2006. The remaining 15-18 company-operated restaurants will be evaluated to determine which restaurants will be reopened at their current site, relocated, or permanently closed. This evaluation will continue well into 2006 as governmental plans for revitalization and re-settlement of New Orleans become clearer.
Unit Count Summary Schedule for Company-Operated Restaurants
Impacted by Hurricane Katrina

					Estimated
				Estimated	Year-end
Estimated
	8/31/2005	9/4/2005	9/20/2005	10/2/2005	2005	2006
Closed Restaurants	36	36	34	30-31	25-26	15-18
Total Reopened Restaurants	—	—	2	5-6	10-11	18-21
Of the 36 company-operated restaurants in the New Orleans area, 32 are subject to leases and 4 are owned by Popeyes. The net book value of these company-operated restaurants is approximately $16 million. AFC maintains up to $25 million in insurance coverage for property and casualty, flood and business interruption. These coverages are subject to deductibles that total approximately $1.2 million. As a result, the Company believes its insurance is adequate to cover its losses in excess of the deductibles. In addition, the Company expects to incur approximately $1.5 million of other expenses related to Hurricane Katrina which include a one-time $500 thousand contribution to the American Red Cross Katrina Relief Fund and other direct employee assistance. Once the Company is able to complete the remaining assessment, further information will be made available.
Revenue from the 36 company-operated restaurants in the New Orleans area was $39.4 million in fiscal 2004 and these restaurants contributed $3.6 million of the Company’s pre-tax profit. The Company’s business interruption insurance is expected to cover substantial portions of lost restaurant operating profit associated with these restaurants. The timing and amount of any insurance recoveries are difficult to predict at this time. The Company expects that the loss of royalty revenue from closed franchised restaurants will be substantially offset by business interruption insurance and increases in franchise royalty revenue from an increase in sales in markets adjacent to the affected region. However, the Company anticipates that it may incur net losses in the third and fourth quarters of 2005 as a result of the lost revenue and Hurricane Katrina related expenses, with a portion of these losses being recovered in future periods upon the receipt of insurance proceeds.
     Hurricane Katrina also impacted a number of new restaurants in the construction pipeline. As a result, the Company has revised its projection for new unit openings for 2005 from 120-130 restaurants to 115-125 restaurants.

	New Unit Openings
	Period 8	Period 8	Period 9	Period 9
	Ended	Ended	Ended	Ended
	8/8/04	8/7/05	9/5/04	9/4/05
Company	0	0	0	0
Franchised	7	4	5	4
Total Domestic	7	4	5	4
International	4	6	4	3

Total Global	11	10	9	7

	Unit Count
	Period 8	Period 8	Period 9	Period 9
	Ended	Ended	Ended	Ended
	8/8/04	8/7/05	9/5/04	9/4/05
Company	65	57	66	58
Franchised	1,397	1,430	1,397	1,431
Total Domestic	1,462	1,487	1,463	1,489
International	353	339	353	342
Total Global	1,815	1,826	1,816	1,831
Ken Keymer, president of Popeyes, stated, “We continue to support our employees and their families, our franchisees, and our customers impacted by the devastation from Hurricane Katrina. Our field team is working diligently to assess the damage and get us back in operation as quickly as possible. We are committed to rebuilding in the New Orleans area. This is a good opportunity for us to reevaluate, redefine and reestablish our Popeyes heritage in New Orleans and build a stronger brand to better serve our customers and to improve returns to all of our stakeholders. I am very proud of the dedication and efforts of our Popeyes team during this time of crisis. Despite the challenges in the Gulf Coast region, we remain focused on the growth of the overall business especially new unit openings and new menu introductions such as our Spicy BBQ Wings offered this month, and our Chicken Deluxe Sandwich and new menu boards scheduled to rollout system-wide next month.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of September 4, 2005, Popeyes had 1,831 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
AFC Contact Information
Alicia Thompson, Vice President, Popeyes Communications
(404) 459-4572
Investor inquires: investor.relations@afce.com
Media inquiries: popeyescommunications@popeyes.com
Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brand are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Katrina, effects of increased gasoline prices, adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, failure to obtain court approval of the settlement agreements relating to such litigation, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, competition from other restaurant concepts and food retailers, the need to continue to improve our internal controls, failure to successfully complete the merger of our AFC corporate function into the Popeyes corporate function, limitations on our business under our 2005 Credit Facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2004 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
The impact of Hurricane Katrina on the Company’s results of operations and financial condition, generally, and more specifically on the Company’s New Orleans restaurants remains uncertain. The Company’s ability to reopen restaurants impacted by Hurricane Katrina depends on a number of factors, including but not limited to: the restoration of local and regional infrastructure such as utilities, transportation and other public services; the Company’s ability to obtain services and materials for the repair of its restaurants; the displacement and return of the population in affected locations and the plans of governmental authorities for the rebuilding of affected areas; and the amounts and timing of payments under the Company’s insurance coverage. The Company’s ability to collect its insurance coverage is subject to, among other things, the Company’s insurers not denying coverage of claims, timing matters related to the processing and payment of claims and the solvency of the Company’s insurance carriers. Factors which could limit the Company’s ability to recover total losses from insurance proceeds include: the percentage of losses ultimately attributable to wind versus flood perils, the business interruption recovery period deemed allowable under the term of the Company’s insurance policies and the Company’s ability to limit ongoing costs such as facility rents, taxes, and utilities. Further, there can be no assurance that sales levels at certain franchised restaurants that have remained open in the region will continue at the heightened levels experienced since the storm.